Exhibit 99.1

FOR IMMEDIATE RELEASE
August 1, 2013

Contact:
John B. Woodlief Executive Vice President and Chief Financial Officer 704-844-3100

Harris Teeter Supermarkets, Inc. Reports Results for the Third Quarter of Fiscal 2013

MATTHEWS, N.C.—August 1, 2013—Harris Teeter Supermarkets, Inc. (NYSE:HTSI) (the “Company”) today reported that sales for the third quarter of fiscal 2013 ended July 2, 2013 increased by 2.9% to $1.19 billion from $1.15 billion in the third quarter of fiscal 2012. For the 39 weeks ended July 2, 2013, sales increased by 3.6% to $3.52 billion from $3.39 billion for the comparable period of fiscal 2012. The increase in sales for the quarter and 39-week period was driven by an increase in comparable store sales and sales from new stores, partially offset by store closings. Comparable store sales increased by 1.29% for the quarter, and 2.48% for the 39-week period ended July 2, 2013, from the respective comparable periods of fiscal 2012. Comparable store sales for fiscal 2013 were negatively impacted by the shift of both the Easter and Fourth of July Holidays. Sales for the Easter Holiday were reported in the Company’s second quarter of fiscal 2013, as compared to the third quarter of fiscal 2012; in addition, sales for the day before the Fourth of July Holiday will be reported in the Company’s fourth quarter of fiscal 2013, but was included in the third quarter of fiscal 2012. Management estimates that the negative impact due to the shift in the holiday periods was 70 basis points for the quarter and 13 basis points for the 39 weeks ended July 2, 2013.

During the first nine months of fiscal 2013, the Company opened five new stores, two of which were the stores acquired from Lowe’s Food Stores, Inc. (“Lowes Foods”) in 2012 that were re-opened under a new format and banner—“201central,” and one of which replaced a store previously closed, and closed one store that will be replaced with a new store to be opened in fiscal 2014. Since the end of the third quarter of fiscal 2012, the Company has opened twelve new stores and closed one store that will be replaced with a new store to be opened in fiscal 2014, for a net addition of eleven stores. The Company operated 212 stores as of the end of the third quarter of fiscal 2013.

Gross profit in the third quarter of fiscal 2013 increased by 4.0% to $362.2 million (30.54% of sales) from $348.3 million (30.22% of sales) in the third quarter of fiscal 2012. For the 39 weeks ended July 2, 2013, gross profit increased by 3.7% to $1.06 billion (30.05% of sales) from $1.02 billion (30.03% of sales) in the same period of fiscal 2012. The LIFO charge for the third quarter of fiscal 2013 was zero as compared to $1.5 million (0.13% of sales) in the third quarter of fiscal 2012. The LIFO charge for the first nine months of fiscal 2013 was $0.7 million (0.02% of sales) as compared to $7.4 million (0.22% of sales) for the first nine months of fiscal 2012. The Company currently estimates that it will experience minimal product cost inflation during fiscal 2013.

Selling, general and administrative (“SG&A”) expenses for the third quarter of fiscal 2013 decreased from the third quarter of fiscal 2012, while during the first nine months of fiscal 2013 SG&A expenses increased from the respective nine month period in the prior year primarily as a result of incremental store growth and its impact on associated operational costs. On a percent of sales basis, SG&A expenses decreased by 150 basis points during the quarter and 43 basis points for the 39 weeks ended July 2, 2013, as compared to the respective periods of the prior year. As reported in the prior year, the operating results for the comparable quarter and 39-week period in fiscal 2012 included approximately $22.3 million of impairment losses and other incremental costs associated with the store purchase and sale transaction with Lowes Foods (“Lowes Foods Transaction Costs”) and gains of $3.1 million recognized from life insurance proceeds. The net impact of these items effectively increased fiscal 2012 SG&A expenses by $19.2 million, or 167 basis points for the comparable quarter and 57 basis points for the comparable 39-week period.

Operating profit in the third quarter of fiscal 2013 increased by 69.1% to $55.0 million (4.64% of sales) from $32.6 million (2.82% of sales) in the third quarter of fiscal 2012. For the 39 weeks ended July 2, 2013, operating profit increased by 15.6% to $151.8 million (4.32% of sales) from $131.3 million (3.87% of sales) in the comparable period of fiscal 2012.

The Company reported net earnings of $31.1 million for the third quarter of fiscal 2013, compared to net earnings of $15.8 million for the third quarter of fiscal 2012. Net earnings for the third quarter of fiscal 2013 were comprised of earnings from continuing operations of $32.2 million, or $0.65 per diluted share, and a loss from discontinued operations of $1.1 million. Net earnings for the third quarter of fiscal 2012 was comprised of earnings from continuing operations of $20.0 million, or $0.41 per diluted share, and a loss from discontinued operations of $4.2 million.

Net earnings for the 39 weeks ended July 2, 2013 totaled $86.7 million and was comprised of earnings from continuing operations of $87.8 million, or $1.79 per diluted share, and a loss from discontinued operations of $1.1 million. Net earnings for the 39 weeks ended July 1, 2012 totaled $59.7 million and was comprised of earnings from continuing operations of $76.2 million, or $1.55 per diluted share, and a loss from discontinued operations of $16.5 million. In addition to the Lowes Foods Transaction Costs and insurance gains recorded in the third quarter of fiscal 2012 as discussed above, earnings from continuing operations for fiscal 2012 were favorably impacted by a reversal of accrued interest amounting to $1.3 million that was associated with a reduction of the Company’s unrecognized tax liabilities. The net impact of these items reduced earnings from continuing operations after tax during the first nine months of fiscal 2012 by $9.6 million, or $0.20 per diluted share.

The loss from discontinued operations in fiscal 2013 resulted from adjustments required to true up the tax benefits realized from the loss on the sale of the Company’s wholly-

owned industrial thread manufacturing company American & Efird (“A&E”). The loss from discontinued operations in the third quarter of fiscal 2012 included an income tax expense adjustment of $3.5 million for establishing a reserve against future utilization of tax benefits as a result of the A&E purchase price allocation which re-categorized more of the loss on sale as a capital loss. The pre-tax loss from discontinued operations for the first nine months of fiscal 2012 amounted to $19.0 million and were primarily driven by non-cash charges for the settlement of pension liabilities and other employee benefits in connection with the sale of A&E.

Thomas W. Dickson, Chairman of the Board and Chief Executive Officer stated, “We are pleased with our results for the third quarter. Our comparable store sales increase, which was negatively impacted by the shift of both the Easter and Fourth of July Holidays, remained positive despite the fact that we still do not see any meaningful inflation for the current year. In addition, after adjusting for the shift in the holidays, we continue to realize an increase in the number of items sold year-over-year. We believe that our pricing and promotional strategies are effective in driving unit sales while increasing the quarterly gross margin by 32 basis points over the prior year. We remain committed to our customers to deliver outstanding values and excellent customer service.”

The Company’s operating performance and strong financial position provides the flexibility to continue with our store development program for new and replacement stores along with the remodeling and expansion of existing stores. Capital expenditures for fiscal 2013 are planned to total approximately $200 million. During the fourth quarter of fiscal 2013, the Company plans to open four new stores and complete major remodels on two stores (both of which will be expanded in size). The fiscal 2013 store development program is expected to result in a 4.2% increase in retail square footage, as compared to a 4.1% increase in fiscal 2012. The Company currently anticipates re-opening the temporarily closed store in the Washington D.C. area during the first quarter of fiscal 2014. Capital expenditures for fiscal 2014 are currently estimated to be approximately $205 million. The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

The Company’s capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development can impact the expected capital expenditures, sales and operating results.

The Company’s management remains cautious in its expectations for fiscal 2013 due to the current economic environment and its impact on the Company’s customers. The Company will continue to refine its merchandising strategies to respond to the changing shopping demands. The retail grocery market remains intensely competitive, and any operating improvement will be dependent on the Company’s ability to increase its market share and to effectively execute the Company’s strategic expansion plans.

On July 8, 2013, the Company and The Kroger Co. (“Kroger”) entered into a definitive merger agreement under which Kroger will purchase all outstanding shares of the Company for $49.38 per share in cash (“The Merger Agreement”). The terms of the Merger Agreement were approved by the Boards of Directors of both companies. The merger is expected to close following the satisfaction of customary closing conditions including approval by the Company’s shareholders and regulatory approval.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management’s ability to predict the adequacy of the Company’s liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company’s expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company’s pension and other retirement plans; the Company’s requirement to impair recorded goodwill or other long-lived assets; the cost and availability of energy and raw materials; the continued solvency of third parties on leases that the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; unexpected outcomes of any legal proceedings arising in the normal course of business; the occurrence of any event, change or other circumstances that could give rise to the termination of The Merger Agreement; the failure to receive, on a timely basis or otherwise, approval of the merger proposal by our shareholders or the approval of government or regulatory agencies with regard to The Merger Agreement; the failure of one or more conditions to the closing of The Merger Agreement to be satisfied; the amount of the costs, fees, expenses and charges related to The Merger Agreement or merger; risks arising from the merger’s diversion of management’s attention from our ongoing business operations; risks that our stock price may decline significantly if the merger is not completed; and, the ability to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the completion of the merger. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Harris Teeter Supermarkets, Inc. operates a leading regional supermarket chain in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia.

###

Selected information regarding Harris Teeter Supermarkets, Inc. and its subsidiaries follows. For more information on Harris Teeter Supermarkets, Inc., visit our web site at: www.harristeeter.com.

Harris Teeter Supermarkets, Inc.
Consolidated Condensed Statements of Earnings
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended				39 Weeks Ended
	July 2, 2013		July 1, 2012		July 2, 2013		July 1, 2012
Sales	$1,185,842	100.00%	$1,152,676	100.00%	$3,516,010	100.00%	$3,392,621	100.00%
Cost of Sales	823,658	69.46%	804,337	69.78%	2,459,512	69.95%	2,373,905	69.97%
Gross Profit	362,184	30.54%	348,339	30.22%	1,056,498	30.05%	1,018,716	30.03%
Selling, General and Administrative	307,138	25.90%	315,781	27.40%	904,681	25.73%	887,410	26.16%
Operating Profit	55,046	4.64%	32,558	2.82%	151,817	4.32%	131,306	3.87%
Other Expense (Income):
Interest expense	3,959	0.33%	4,531	0.39%	12,488	0.36%	12,603	0.37%
Interest income	(69)	–0.01%	(402)	–0.03%	(206)	–0.01%	(484)	–0.01%
	3,890	0.33%	4,129	0.36%	12,282	0.35%	12,119	0.36%
Earnings From Continuing Operations
Before Income Taxes	51,156	4.31%	28,429	2.47%	139,535	3.97%	119,187	3.51%
Income Tax Expense	19,009	1.60%	8,468	0.73%	51,709	1.47%	42,954	1.27%
Earnings from Continuing Operations, Net	32,147	2.71%	19,961	1.73%	87,826	2.50%	76,233	2.25%
Loss from Operations of Discontinued Operations	—		—		—		(15,755)
Loss on Disposition of Discontinued Operations	—		(692)		—		(3,281)
Income Tax Expense (Benefit)	1,088		3,484		1,088		(2,501)
Loss from Discontinued Operations, Net	(1,088)		(4,176)		(1,088)		(16,535)
Net Earnings	$31,059		$15,785		$86,738		$59,698

Earnings (Loss) Per Share – Basic:
Continuing Operations	$0.66		$0.41		$1.80		$1.56
Discontinued Operations	$(0.02)		$(0.09)		$(0.02)		$(0.34)
Net Earnings	$0.63		$0.32		$1.77		$1.22

Earnings (Loss) Per Share – Diluted:
Continuing Operations	$0.65		$0.41		$1.79		$1.55
Discontinued Operations	$(0.02)		$(0.09)		$(0.02)		$(0.34)
Net Earnings	$0.63		$0.32		$1.76		$1.22

Weighted Average Number of Shares of Common Stock Outstanding:
Basic	48,934		48,785		48,909		48,738
Diluted	49,229		49,068		49,193		49,034

Quarterly Dividends Declared Per Common Share	$0.15		$0.14		$0.45		$0.41
Special Dividends Declared Per Common Share	$—		$—		$0.50		$—

Effective Tax Rate on Continuing Operations	37.2%		29.8%		37.1%		36.0%

Harris Teeter Supermarkets, Inc.
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	July 2, 2013	October 2, 2012	July 1, 2012
Assets
Current Assets:
Cash and Cash Equivalents	$210,220	$212,211	$207,733
Accounts Receivable, Net	66,820	59,267	76,004
Refundable Income Taxes	445	27,583	11,472
Inventories	310,169	305,106	286,541
Deferred Income Taxes	9,013	6,044	8,178
Prepaid Expenses and Other Current Assets	31,768	24,182	27,726
Total Current Assets	628,435	634,393	617,654

Property, Net	1,130,442	1,102,703	1,057,598
Investments	103,244	107,424	107,395
Deferred Income Taxes	7,675	—	—
Goodwill	19,301	19,301	19,301
Intangible Assets	14,079	15,039	15,349
Other Long-Term Assets	76,956	73,628	72,258
Total Assets	$1,980,132	$1,952,488	$1,889,555

Liabilities and Shareholders’ Equity
Current Liabilities:
Current Portion of Long-Term Debt and Capital Lease Obligations	$4,729	$4,219	$4,211
Accounts Payable	270,989	281,142	256,594
Accrued Compensation	54,581	69,390	59,974
Other Current Liabilities	97,446	96,887	92,425
Total Current Liabilities	427,745	451,638	413,204
Long-Term Debt and Capital Lease Obligations	210,633	208,271	210,052
Deferred Income Taxes	—	10,941	16,574
Pension Liabilities	134,651	119,883	88,012
Other Long-Term Liabilities	125,402	124,136	124,490

Equity:
Common Stock	115,885	111,347	109,738
Retained Earnings	1,079,679	1,039,935	1,024,024
Accumulated Other Comprehensive Loss	(113,863)	(113,663)	(96,539)
Total Equity	1,081,701	1,037,619	1,037,223
Total Liabilities and Equity	$1,980,132	$1,952,488	$1,889,555

Harris Teeter Supermarkets, Inc.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	39 Weeks Ended
	July 2, 2013	July 1, 2012
Cash Flow From Operating Activities:
Net Earnings	$86,738	$59,698
Loss from Discontinued Operations	1,088	16,535
Non-Cash Items Included in Net Income
Depreciation and Amortization	110,931	101,013
Deferred Income Taxes	(19,791)	(6,393)
Net Gain on Sale of Property and Investments	358	(693)
Share-Based Compensation	5,828	5,606
Other, Net	(748)	(1,821)
Changes in Operating Accounts Providing (Utilizing) Cash
Accounts Receivable	(7,553)	(28,916)
Inventories	(5,063)	595
Prepaid Expenses and Other Current Assets	16,474	(3,124)
Accounts Payable	(10,157)	118
Other Current Liabilities	(14,091)	(1,675)
Other Long-Term Operating Accounts	14,541	(26,990)
Net Cash Provided by Operating Activities	178,555	113,953
Investing Activities:
Capital Expenditures	(135,059)	(118,941)
Purchase of Other Investments	(7,432)	(3,327)
Business Acquisition	—	(26,296)
Proceeds from Sale of Property and Investments	14,355	171,300
Net (Investments in) Proceeds from Company-Owned Life Insurance	(1,840)	12,542
Other, Net	—	(28)
Net Cash (Used) Provided by Investing Activities	(129,976)	35,250
Financing Activities:
Payments on Long-Term Debt and Capital Lease Obligations	(2,443)	(81,933)
Dividends Paid	(46,994)	(20,209)
Proceeds from Stock Issued	306	314
Share-Based Compensation Tax Benefits	554	1,838
Shares Effectively Purchased and Retired for Withholding Taxes	(2,155)	(5,129)
Other, Net	162	(830)
Net Cash Used by Financing Activities	(50,570)	(105,949)
(Decrease) Increase in Cash and Cash Equivalents	(1,991)	43,254
Cash and Cash Equivalents at Beginning of Period	212,211	164,479
Cash and Cash Equivalents at End of Period	$210,220	$207,733

Supplemental Disclosures of Cash Flow Information
Cash Paid During the Year for:
Interest, Net of Amounts Capitalized	$12,675	$14,205
Income Taxes	46,350	54,940
Non-Cash Activity – Assets Acquired Under Capital Leases	5,315	8,866

Harris Teeter Supermarkets, Inc.
Other Statistics
(dollars in thousands)

	13 Weeks Ended				39 Weeks Ended
	July 2, 2013		July 1, 2012		July 2, 2013		July 1, 2012
Operating Profit Analysis:	Dollars	Margin	Dollars	Margin	Dollars	Margin	Dollars	Margin
Operating profit without Lowes Foods
Transaction costs and insurance gains	$55,046	4.64%	$51,770	4.49%	$151,817	4.32%	$150,518	4.44%
Lowes Foods Transaction costs	—	—	(22,328)	–1.94%	—	—	(22,328)	–0.66%
Gains from insurance proceeds	—	—	3,116	0.27%	—	—	3,116	0.09%
Consolidated operating profit	$55,046	4.64%	$32,558	2.82%	$151,817	4.32%	$131,306	3.87%
LIFO Charge (Included in Cost of Goods Sold):	$—	—	$1,479	0.13%	$670	0.02%	$7,388	0.22%
New Store Pre-Opening Costs (excluding stores acquired from Lowes Foods) (1)	$1,861	0.16%	$1,633	0.14%	$3,602	0.10%	$4,474	0.13%

	13 Weeks Ended		39 Weeks Ended
	July 2, 2013	July 1, 2012	July 2, 2013	July 1, 2012
Comparable Store Statistics:
Increase in Comparable Store Sales	1.29%	3.70%	2.48%	4.30%
Effect of Shift in Holidays	0.70%	0.00%	0.13%	0.00%
Increase in Comparable Store Sales Excluding the Holiday Shift	1.99%	3.70%	2.61%	4.30%
(Decrease) Increase in Active Household – VIC Customers	–0.09%	1.86%	0.88%	1.88%
Effect of Shift in Holidays	0.23%	0.00%	0.05%	0.00%
Increase in Active Household – VIC Customers Excluding the Holiday Shift	0.14%	1.86%	0.93%	1.88%
(Decrease) Increase in Number of Items Sold	–0.45%	0.39%	1.08%	0.14%
Effect of Shift in Holidays	0.63%	0.00%	0.14%	0.00%
Increase in Number of Items Sold Excluding the Holiday Shift	0.18%	0.39%	1.22%	0.14%

Store Brand Penetration Based on Units	24.34%	23.80%	24.48%	24.10%
Store Brand Penetration Based on Sales	25.22%	24.90%	25.24%	25.04%

Store Count
Beginning number of stores	211	206	208	204
Opened during the period	2	3	5	6
Temporarily closed during the period	—	(1)	—	(1)
Closed during the period	(1)	(7)	(1)	(8)
Stores in operation at end of period	212	201	212	201

Number of Major Store Remodels Completed	2	1	3	3
Number of Expansion Remodels Included Above	—	—	—	1

Total Square Footage at Beginning of Period	10,336,970	9,980,780	10,218,118	9,818,232
New Stores and Remodels	100,495	146,324	219,347	343,283
Closed Stores	(16,206)	(315,726)	(16,206)	(350,137)
Total Square Footage at End of Period	10,421,259	9,811,378	10,421,259	9,811,378

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period. If the location is closed, the sales during the period are removed from the calculation. If the location is completely rebuilt, it is reported as a replacement store and included in the same store sales calculation for the weeks actually open.

(1)  Pre-opening costs are included with SG&A expenses and consist of rent, labor and associated fringe benefits, and recruiting and relocation costs incurred prior to a new store opening.